Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-172554 and 333-172554-01

NOTES | DEPOSITS | WARRANTS

Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	Index LASERSSM Based on the Value of the S&P 500® Index Due , 2013 $1,000 per Note

OFFERING SUMMARY

(RELATED TO THE PRICING SUPPLEMENT NO. 2011-MTNDG0083, SUBJECT TO COMPLETION, DATED AUGUST 19, 2011, PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

August 19, 2011

CITIGROUP FUNDING INC.

Index LeAding StockmarkEt Return Securities (Index LASERSSM)

Based on the Value of the S&P 500® Index Due       , 2013

$1,000 per Index LASERSSM

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

General

¡

The Index LASERSSM are designed for investors who seek a total return of no less than 10% to 15% (5% to 7.5% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Index LASERSSM, in the event the closing value of the Underlying Index on every Index Business Day after the Pricing Date up to and including the Valuation Date is greater than 70% of its Initial Index Value, subject to a maximum total return of 35%.

¡

While the Index LASERSSM provide limited protection against loss, payment at maturity may be less than your investment in the Index LASERSSM. If the Final Index Value of the Underlying Index is less than its Initial Index Value and the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value, the payment at maturity on the Index LASERSSM will be less than your original investment, will result in a loss and could be zero.

¡	The Index LASERSSM mature on , 2013.

¡	The Index LASERSSM will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The minimum investment amount will be $25,000.

¡

The Index LASERSSM are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Index LASERSSM at maturity is not guaranteed.

¡	The Index LASERSSM are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Preliminary Terms

Guarantee:

Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive a payment at maturity with a value less than the amount you initially invest.

Principal Due at Maturity:	At maturity you could receive an amount less than your initial investment in the Index LASERSSM.
Pricing Date:	August , 2011 (expected to price on or about August 24, 2011).
Settlement Date:	Three Business Days after the Pricing Date.
Valuation Date:	The third Index Business Days prior to the Maturity Date.
Maturity Date:	Approximately two years after the Settlement Date.
Issue Price:	$1,000 per Index LASERSSM.
Minimum Investment Amount:	$25,000.
Underlying Index:	S&P 500® Index.
Payment at Maturity:

For each $1,000 Index LASERSSM, $1,000 plus an Index Return Amount, which may be positive, zero or negative, but the payment at maturity will not in any circumstance be more than $1,350 per Index LASERSSM.

Index Return Amount:

—    If the closing value of the Underlying Index on every Index Business Day after the Pricing Date up to and including the Valuation Date is greater than 70% of its Initial Index Value, the Index Return Amount will equal:

$1,000 × (the greater of (x) Index Percent Change and (y) Fixed Percentage),

provided that the Index Return Amount will not in any circumstance be more than $350 per Index LASERSSM

—    If the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value, the Index Return Amount will be equal:

$1,000 × (Index Percent Change, which may be negative)

provided that the Index Return Amount will not in any circumstance be more than $350 per Index LASERSSM

Fixed Percentage	10% to 15% (5% to 7.5% per annum on a simple interest basis) (to be determined on the Pricing Date).
Index Percent Change:	The Index Percent Change will equal the following fraction, expressed as a percentage: Final Index Value - Initial Index Value Initial Index Value
Index Business Day	Any day, as determined by the Calculation Agent, on which the Underlying Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the Underlying Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Underlying Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.
Initial Index Value:	The closing value of the Underlying Index on the Pricing Date.
Final Index Value:	The closing value of the Underlying Index on the Valuation Date.

Listing:	We will not apply to list the Index LASERSSM on any exchange.
Purchase Price and Proceeds to Issuer:		Per Index LASERSSM	Total
	Public Offering Price:	$1,000	$

	Underwriting Discount (including the Sales Commission described below):	$ 15	$

	Proceeds to Citigroup Funding Inc.:	$ 985	$

Sales Commission Earned:	$15 per Index LASERSSM for each Index LASERSSM sold by a Citigroup Global Markets Registered Representative.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:	1730T0NL9.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Index LASERSSM, will receive an underwriting fee of $15 for each $1,000 Index LASERSSM sold in this offering. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $15 for each Index LASERSSM they sell. Additionally, it is possible that Citigroup Global Markets Inc. may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors Relating to the Index LASERSSM” and “Plan of Distribution; Conflicts of Interest” below for more information.

ADDITIONAL TERMS

This offering summary represents a summary of the terms and conditions of the Index LASERSSM. It is important for you to consider the information contained in the accompanying pricing supplement related to this offering, the prospectus supplement and prospectus, before making your decision to invest in the Index LASERSSM.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

¡	Pricing Supplement, Subject to Completion, filed on August 19, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511227678/d424b2.htm

¡	Prospectus Supplement and Prospectus filed on May 12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

SELECTED PURCHASE CONSIDERATIONS

—

Limited Protection from Loss and Limited Upside Participation. — At maturity you will receive for each Index LASERSSM you hold a maturity payment, which may be greater than, equal to or less than your initial investment in the Index LASERSSM, based on the percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date (which percentage change we refer to as the Index Percent Change) and the closing value of the Underlying Index on every Index Business Day after the Pricing Date up to and including the Valuation Date, subject to a maximum payment at maturity of $1,350 per Index LASERSSM. If the closing value of the Underlying Index on every Index Business Day after the Pricing Date up to and including the Valuation Date is greater than 70% of its Initial Index Value, at maturity you will receive for Index LASERSSM you then hold the $1,000 principal amount per Index LASERSSM plus an Index Return Amount equal to the product of (i) $1,000 and (ii) the greater of (x) the Index Percent Change and (y) 10% to 15% (5% to 7.5% per annum on a simple interest basis) (to be determined on the Pricing Date), provided that the Index Return Amount will not in any circumstance be more than $350 per Index LASERSSM. In this case, the maturity payment will be at least $1,100 to $1,150 (to be determined on the Pricing Date) per Index LASERSSM but will in not in any circumstance be more than $1,350 per Index LASERSSM. If the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value, at maturity you will receive for each Index LASERSSM you then hold the $1,000 principal amount per Index LASERSSM plus an Index Return Amount equal to the product of (i) $1,000 and (ii) the Index Percent Change (which could be negative), provided that the Index Return Amount will not in any circumstance be more than $350 per Index LASERSSM. Thus, if the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value and the Final Index Value is less than the Initial Index Value (regardless of the value of the Underlying Index at any other time during the term of the Index LASERSSM), the maturity payment will be less than your initial investment of $1,000 per Index LASERSSM and your investment in the Index LASERSSM will result in a loss.

—

The Maturity Payment May Be Less Than the Principal Amount of Your Investment in the Index LASERSSM. While the Index LASERSSM provide limited protection against loss, the return of the principal amount of your investment at maturity is not guaranteed. If the Final Index Value of the Underlying Index is less than its Initial Index Value and the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value, your return on the Index LASERSSM will be less than your original investment, will result in a loss and could be zero.

—

Description of the Underlying Index. The Underlying Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the Index components are updated periodically so that the Underlying Index reflects the performance of the U.S. equity markets. As of August 17, 2011, the 500 companies included in the Underlying Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.55%), Consumer Staples (11.16%), Energy (12.69%), Financials (14.20%), Health Care (11.57%), Industrials (10.51%), Information Technology (19.07%), Materials (3.56%), Telecommunication Services (3.08%) and Utilities (3.60%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Underlying Index to achieve the objectives stated above.

—

Certain U.S. Federal Income Tax Considerations. The following summarizes certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below that are initial holders of the Index LASERSSM and that hold the Index LASERSSM as capital assets.

For U.S. federal income tax purposes, each holder agrees to the Index LASERSSM as a cash-settled prepaid forward contract on the value of the Underlying Index on the Valuation Date, pursuant to which forward contract, at maturity the holder will receive the cash value of the Underlying Index subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Index LASERSSM. Thus a U.S. Holder’s tax basis in an Index LASERSSM generally will equal the holder’s cost for that Index LASERSSM. At maturity or upon the sale or other taxable disposition of an Index LASERSSM, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Index LASERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERSSM for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Index LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the Index LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Index LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Index LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Index LASERSSM should not be subject to U.S. federal income tax if:

—	such gain is not effectively connected with a U.S. trade or business of such holder, and

—

in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Index LASERSSM.

You should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

RISK FACTORS RELATING TO THE INDEX LASERSSM

An investment in the Index LASERSSM involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Index LASERSSM” section of the accompanying pricing supplement related to this offering and the accompanying prospectus supplement for a full description of risks.

Potential for Loss. The payment at maturity may be less than your investment in the Index LASERSSM. The maturity payment on the Index LASERSSM will depend on the percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date and on the closing value of the Underlying Index on every day after the Pricing Date up to and including the Valuation Date. If the Final Index Value is less than the Initial Index Value and the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value, the maturity payment will be less than the principal amount of your initial investment in the Index LASERSSM and your investment in the Index LASERSSM will result in a loss and may be zero. This will be true even if the closing value of the Underlying Index exceeded its Initial Index Value at one or more times over the term of the Index LASERSSM.

Limited Return. Your return on the Index LASERSSM will be limited by the maximum Index Return Amount of $350 per Index LASERSSM. If the Underlying Index appreciates more than 35% from its Initial Index Value from the Pricing Date to the Valuation Date, the yield on the Index LASERSSM will be less than that which would be payable on an investment in a similar instrument based on the Underlying Index that is not subject to a maximum Index Return Amount.

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Index LASERSSM. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Index or the stocks included in the Underlying Index.

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. You are subject to the credit risk of Citigroup Inc. The Index LASERSSM are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the Index LASERSSM, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Index LASERSSM will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the Index LASERSSM.

Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Index LASERSSM, if the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date is less than or equal to 70% of its Initial Index Value and if the Final Index Value does not increase sufficiently from its Initial Index Value, the effective yield on the Index LASERSSM may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

Exchange Listing and Secondary Market. The Index LASERSSM will not be listed on any exchange. There is currently no secondary market for the Index LASERSSM. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Index LASERSSM. Although Citigroup Global Markets Inc. intends to make a secondary market in the Index LASERSSM, it is not obligated to do so.

The Resale Value of the Index LASERSSM May Be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Underlying Index or the stocks included in the Underlying Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Index, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the Index LASERSSM and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Index LASERSSM may trade, if at all, at prices below their initial issue price of $1,000 per Index LASERSSM. You could receive substantially less than the amount of your initial investment if you sell your Index LASERSSM prior to maturity.

Fees and Conflicts. Citigroup Global Markets Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Index LASERSSM. Further, Citigroup Funding expects to hedge its obligations under the Index LASERSSM through the trading of the stocks included in the Underlying Index or other instruments, such as options, swaps or futures, based upon the Underlying Index or the stocks included in the Underlying Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities may result in a conflict of interest.

Relationship to the Underlying Index. You will have no rights against S&P, the publisher of the Underlying Index, or any issuer of any stock included in the Underlying Index even though the market value of the Index LASERSSM and the amount you will receive at maturity depend on the value of the Underlying Index. Neither S&P nor any issuer of any stock included in the Underlying Index is involved in the offering of the Index LASERSSM and has any obligations relating to the Index LASERSSM. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to any stock included in the Underlying Index.

The United States Federal Income Tax Consequences of the Index LASERSSM Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. No ruling is being requested from IRS with respect to the Index LASERSSM and no assurance can be given that the IRS will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the U.S. Federal Income Tax Consequences of Investing in the Index LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the in the accompanying pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement related to this offering, and that any such guidance could have retroactive effect.

Hypothetical Maturity Payment Examples

The examples below show hypothetical maturity payments on the Index LASERSSM for a range of Final Index Values of the Underlying Index. The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive in respect of the Index LASERSSM at maturity will depend on the actual Index Return Amount, which, in turn, will depend on the actual Initial Index Value, Final Index Value, Fixed Percentage and the closing value of the Underlying Index on every Index Business Day after the Pricing Date up to and including the Valuation Date. All of the hypothetical examples below are based on the following assumptions:

•	Issue Price: $1,000 per Index LASERSSM

•	Initial Index Value: 1,190

•	Fixed Percentage: 12.50%

•	Downside Threshold Value: 833 (70% of the Initial Index Value)

•	Maturity: 2 years

Table of Hypothetical Payments at Maturity

Hypothetical Final Index Value of the Underlying Index	Hypothetical Index Percent Change(1) (%)	Closing Value Above the Hypothetical Downside Threshold Value on Every Index Business Day		Closing Value At or Below the Hypothetical Downside Threshold Value on Any Index Business Day
		Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity(2) on the Index LASERSSM	Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity(3) on the Index LASERSSM
0.00	-100.00	N/A	N/A	-100.00%	$0.00
297.50	-75.00%	N/A	N/A	-75.00%	$250.00
595.00	-50.00%	N/A	N/A	-50.00%	$500.00
654.50	-45.00%	N/A	N/A	-45.00%	$550.00
773.50	-35.00%	N/A	N/A	-35.00%	$650.00
809.20	-32.00%	N/A	N/A	-32.00%	$680.00
844.90	-29.00%	12.50%	$1,125.00	-29.00%	$710.00
904.40	-24.00%	12.50%	$1,125.00	-24.00%	$760.00
963.90	-19.00%	12.50%	$1,125.00	-19.00%	$810.00
1,023.40	-14.00%	12.50%	$1,125.00	-14.00%	$860.00
1,082.90	-9.00%	12.50%	$1,125.00	-9.00%	$910.00
1,142.40	-4.00%	12.50%	$1,125.00	-4.00%	$960.00
1,201.90	1.00%	12.50%	$1,125.00	1.00%	$1,010.00
1,261.40	6.00%	12.50%	$1,125.00	6.00%	$1,060.00
1,320.90	11.00%	12.50%	$1,125.00	11.00%	$1,110.00
1,380.40	16.00%	16.00%	$1,160.00	16.00%	$1,160.00
1,439.90	21.00%	21.00%	$1,210.00	21.00%	$1,210.00
1,499.40	26.00%	26.00%	$1,260.00	26.00%	$1,260.00
1,558.90	31.00%	31.00%	$1,310.00	31.00%	$1,310.00
1,618.40	36.00%	35.00%	$1,350.00	35.00%	$1,350.00
1,677.90	41.00%	35.00%	$1,350.00	35.00%	$1,350.00
1,737.40	46.00%	35.00%	$1,350.00	35.00%	$1,350.00
1,796.90	51.00%	35.00%	$1,350.00	35.00%	$1,350.00
2,082.50	75.00%	35.00%	$1,350.00	35.00%	$1,350.00
2,380.00	100.00%	35.00%	$1,350.00	35.00%	$1,350.00

(1) Hypothetical index percent change = hypothetical final index value – hypothetical initial index value ÷ hypothetical initial index value. Excludes any dividends paid on the stocks in the S&P 500® Index.

(2) Hypothetical payment at maturity = $1,000 + Hypothetical Index Return Amount, where the Hypothetical Index Return Amount = $1,000 × Hypothetical index return amount = $1,000 × the greater of (x) the Hypothetical Index Percent Change and (y) the Hypothetical Fixed Percentage of 12.5%, subject to a maximum Index Return Amount of $350.

(3) Hypothetical payment at maturity = $1,000 + Hypothetical Index Return Amount, where the Hypothetical Index Return Amount = $1,000 × the Hypothetical Index Percent Change (which may be negative). subject to a maximum Index Return Amount of $350.

HISTORICAL DATA ON THE UNDERLYING INDEX

The following table sets forth, for each of the monthly periods indicated, the high and the low closing values of the Underlying Index for each month in the period from January 2, 2006 through August 18, 2011, as reported by Bloomberg Financial Markets. Any historical upward or downward trend in the closing values of the Underlying Index during any period set forth below is not an indication that the value of the Underlying Index is more or less likely to increase or decrease at any time during the term of the Index LASERSSM.

	High	Low	Period End
2006
Quarter
First	1,307.25	1,254.78	1,294.83
Second	1,325.76	1,223.69	1,270.20
Third	1,339.15	1,234.49	1,335.85
Fourth	1,427.09	1,331.32	1,418.30
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,020.71
Third	1,148.67	1,022.58	1,141.20
Fourth	1,259.78	1,137.03	1,257.64
2011
Quarter
First	1,343.01	1,256.88	1,325.83
Second	1,363.61	1,265.42	1,320.64
Third (through August 18)	1,353.22	1,119.46	1,140.65

Historical Graph

The following graph illustrates the historical performance of the Underlying Index based on the daily closing values as reported by Bloomberg Financial Markets, from January 2, 2006 through August 15, 2011. Past values of the Underlying Index are not indicative of future closing values.

Discontinuance of the S&P 500® Index

If S&P discontinues publication of the S&P 500® Index or another entity publishes a successor or substitute Index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P 500® Index, then the value of the relevant Index will be determined by reference to the value of that Index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Index LASERSSM.

If S&P discontinues publication of the S&P 500® Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the S&P 500® Index, the value to be substituted for the S&P 500® Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant Index prior to any such discontinuance.

If S&P discontinues publication of the S&P 500® Index and the Calculation Agent determines that no Successor Index is available at that time, then on each Index Business Day until the a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the S&P 500® Index or the relevant Index as described in the preceding paragraph.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant Index as described above, the Successor Index or value will be substituted for the relevant Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index may adversely affect the market value of the Index LASERSSM. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the S&P 500® Index or a Successor Index is changed in any material respect, or if the S&P 500® Index or a Successor Index is in any other way modified so that the value of the S&P 500® Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that Index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock Index comparable to the S&P 500® Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the Index with reference to S&P 500® Index or the Successor Index. Accordingly, if the method of calculating the S&P 500® Index or the Successor Index is modified so that the value of the S&P 500® Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that Index in order to arrive at a value of the Index as if it had not been modified.

Plan of Distribution; Conflicts of Interest

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Index LASERSSM (             Index LASERSSM) at $985 per Index LASERSSM, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer some of the Index LASERSSM directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Index LASERSSM to certain dealers at the public offering price less a concession of $15 per Index LASERSSM. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession of $15 per Index LASERSSM on sales to certain other dealers. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $15 per Index LASERSSM for each Index LASERSSM they sell. If all of the Index LASERSSM are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The Index LASERSSM will not be listed on any securities exchange.

In order to hedge its obligations under the Index LASERSSM, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Index LASERSSM—The Market Value of the Index LASERSSM May Be Affected by Purchases and Sales of the Stocks Included in the Underlying Index or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.” in the accompanying pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Index LASERSSM, either directly or indirectly.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Index LASERSSM as long as either (A)(1) no Citigroup Global Markets, affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Index LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering for more information.

License Agreement

S&P and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Index LASERSSM.

The license agreement between S&P and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The Index LASERSSM are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Index LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the Index LASERSSM particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Index LASERSSM. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Index LASERSSM into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Index LASERSSM.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the Underlying Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

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